 EXHIBIT 99.1

Upexi to Participate in A.G.P.’s Digital Asset Innovation Summit on February 22-25

TAMPA, FL., February 9, 2026 - Upexi, Inc. (NASDAQ: UPXI) (“Upexi” or the “Company”), a leading Solana-focused digital asset treasury company and consumer brands owner, today announced that management will participate in one-on-one investor meetings at A.G.P.’s Digital Asset Innovation Summit on February 22-25, 2026, at the Park Hyatt in Beaver Creek, Colorado.

A.G.P.’s Digital Asset Innovation Summit

Date: February 22-25, 2026

Location: Park Hyatt, Beaver Creek, Colorado

Attendees: Brian Rudick, Chief Strategy Officer

Format: Investor Meetings

To schedule a one-on-one meeting with Upexi’s management team, please contact KCSA Strategic Communications at Upexi@KCSA.com.

About Upexi, Inc.

Upexi, Inc. (Nasdaq: UPXI) is a leading digital asset treasury company, where it aims to acquire and hold as much Solana (SOL) as possible in a disciplined and accretive fashion. In addition to benefiting from the potential price appreciation of Solana, the cryptocurrency of the leading high-performance blockchain, Upexi utilizes three key value accrual mechanisms in intelligent capital issuance, staking, and discounted locked token purchases. The Company operates in a risk-prudent fashion to position itself for any market environment and to appeal to investors of all kinds, and it currently holds over two million SOL. Upexi also continues to be a brand owner specializing in the development, manufacturing, and distribution of consumer products. Please see www.upexi.com for more information.

Follow Upexi on X - https://x.com/upexitreasury

Follow CEO, Allan Marshall, on X - https://x.com/upexiallan

Follow CSO, Brian Rudick, on X - https://x.com/thetinyant

Company Contact

Brian Rudick, Chief Strategy Officer

(203) 442-5391

brian.rudick@upexi.com

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto or Jack Perkins

Upexi@KCSA.com

Media Relations Inquiries

Greg or Katie @STiR-communications.com

STiR-communications.com